Exhibit 16.1

June 11, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Janus International Group, Inc. (formerly Juniper Industrial Holdings, Inc.), under Item 4.01 of its Form 8-K filed June 11, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 7, 2021, effective immediately. We are not in a position to agree or disagree with other statements of Janus International Group, Inc. (formerly Juniper Industrial Holdings, Inc.) contained therein.

Very truly yours,

Marcum LLP